Exhibit 21.1

SUBSIDIARIES OF MONROE CAPITAL CORPORATION

Name	Jurisdiction
Monroe Capital Corporation SBIC, LP	Delaware
MCC SBIC GP, LLC	Delaware
MRCC Senior Loan Fund I, LLC	Delaware
MC Reserve Lender, LLC	Delaware